                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     Sensormatic Electronics Corporation
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                      By order of the Board of Directors
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      SENSORMATIC ELECTRONICS CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 11, 1994




               NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation, will be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 11, 1994, at 10 A.M., local time, for the following purposes:

               1. To elect two directors to serve for a term of three years and until their successors are elected and qualified;

               2. To consider and vote upon a proposal to approve the Company's 1995 Stock Incentive Plan;

               3. To approve an amendment to the Company's Employee Stock Purchase Plan to extend such Plan to December 31, 1999; and

               4. To transact such other business as may be properly brought before the meeting.

               Only stockholders of record at the close of business on September 23, 1994, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

               THE BOARD OF DIRECTORS OF SENSORMATIC ELECTRONICS CORPORATION HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                     By Order of the Board of Directors,


                                              WALTER A. ENGDAHL
                                                  Secretary



Deerfield Beach, Florida
October 6, 1994

                      SENSORMATIC ELECTRONICS CORPORATION



                                PROXY STATEMENT





               This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sensormatic Electronics Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 11, 1994, at 10 A.M., local time, or at any adjournment or adjournments thereof. Only stockholders of record at the close of business on September 23, 1994, shall be entitled to notice of, and to vote at, the meeting. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors, for the proposal to approve the 1995 Stock Incentive Plan, for the proposal to amend the Company's Employee Stock Purchase Plan and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

               While the election of directors requires a plurality of the votes cast, the proposal to adopt the 1995 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting on such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote thereon, and the proposal to amend the Company's Employee Stock Purchase Plan requires the affirmative vote of a majority of the outstanding shares. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

               This Proxy Statement and the accompanying proxy are being sent on or about October 6, 1994, to stockholders entitled to vote at the Annual Meeting of Stockholders. The cost of solicitation of the Company proxies will be borne by the Company. In addition to the use of the mails, proxy solicitations may be made by telephone, telecopier and personal interview by officers, directors and employees of the Company. The Company has also retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies for a fee estimated at $7,500, plus reimbursement for out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals. The Company's executive offices are located at 500 Northwest 12th Avenue, Deerfield Beach, Florida 33442-1795.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

               Only stockholders of record at the close of business on September 23, 1994, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment thereof. At the close of business on September 23, 1994, there were outstanding 68,900,524 shares of Common Stock, $.01 par value, of the Company. Each of such shares is entitled to one vote. There was no other class of voting securities outstanding at that date.

               To the knowledge of the Company, as of September 28, 1994, each of the persons listed in the table below beneficially owned the number of shares of Common Stock of the Company listed opposite its name, and, except as noted below, each such person had sole or shared voting power and sole or shared investment power over such shares.

          NAME AND ADDRESS                                     NUMBER OF                           PERCENTAGE
          OF BENEFICIAL OWNER                                  SHARES OWNED                        OF CLASS
          -------------------                                  ------------                        --------
Chancellor Capital Management, Inc. and
  Chancellor Trust Company  . . . . . . . . . . . . . .           3,561,825                        5.2%
153 East 53rd Street
New York, New York  10022

Provident Investment Counsel(1)   . . . . . . . . . . .           4,289,450                        6.2%
300 North Lake Avenue
Pasadena, California  91101-4022
- --------------------------------

(1) As set forth in the Schedule 13G, dated February 9, 1994, filed by Provident Investment Counsel ("Provident") with respect to the Company's Common Stock, Robert Marvin Kommerstad also beneficially owns the 4,289,450 shares of Common Stock reported therein as a result of his stock ownership in Provident. Provident and Mr. Kommerstad have shared dispositive power over all of such shares and shared voting power with respect to 3,163,400 of such shares. Neither Provident nor Mr. Kommerstad have any voting power with respect to 1,126,050 of the shares over which they have shared dispositive power.

               To the knowledge of the Company, no other person owned beneficially more than five percent of the Common Stock of the Company as of September 28, 1994.

               The following table sets forth information as to the Common Stock of the Company beneficially owned as of September 28, 1994, by each director, nominee for director, each person named in the Summary Compensation Table under Executive Compensation, and by all directors and executive officers as a group:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL                   PERCENT OF
NAME OF BENEFICIAL OWNER                                          OWNERSHIP                    COMMON STOCK
- ------------------------                                         -----------                   ------------
Ronald G. Assaf . . . . . . . . . . . . . . . . . . . .          1,086,715 (1)                     1.6%
C. Dawson Buck  . . . . . . . . . . . . . . . . . . . .                  0                          --
Thomas V. Buffett . . . . . . . . . . . . . . . . . . .             10,675                           *
Dennis C. Gillette  . . . . . . . . . . . . . . . . . .             65,343 (2)                       *
Jerome M. LeWine  . . . . . . . . . . . . . . . . . . .            113,500 (3)                       *
James E. Lineberger . . . . . . . . . . . . . . . . . .            712,494 (4)                     1.0%
Dr. Arthur G. Milnes  . . . . . . . . . . . . . . . . .             23,500 (5)(9)                    *
Michael E. Pardue . . . . . . . . . . . . . . . . . . .              6,473 (6)                       *

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL                   PERCENT OF
NAME OF BENEFICIAL OWNER                                          OWNERSHIP                    COMMON STOCK
- ------------------------                                         -----------                   ------------
John T. Ray, Jr.  . . . . . . . . . . . . . . . . . . .             45,000 (7)(9)                    *
Gerd Witter . . . . . . . . . . . . . . . . . . . . . .                  0                          --
All directors and executive officers as a group . . . .          2,190,265 (8)(9)                  3.1%
- --------------------------------

*   Less than 1%.

(1) Includes 787,500 shares issuable upon the exercise of options. Also includes 60,672 shares allocated to Mr. Assaf's account under the Employee Stock Ownership Plan ("ESOP") over which Mr. Assaf has sole voting power. Does not include 22,104 shares held by Mrs. Assaf, and 3,000 shares held by trusts for the benefit of Mr. Assaf's children, as to all of which Mr. Assaf disclaims beneficial ownership.

(2) Includes 32,500 shares issuable upon exercise of options and 28,312 shares allocated to Mr. Gillette's account under the ESOP over which Mr. Gillette has sole voting power.

(3)   Includes 113,500 shares issuable upon exercise of options.

(4) Includes 197,500 shares issuable upon exercise of options. Also includes 15,377 shares allocated to Mr. Lineberger's account under the ESOP over which Mr. Lineberger has sole voting power.

(5)   Includes 23,500 shares issuable upon exercise of options.

(6) Includes 6,473 shares allocated to Mr. Pardue's account under the ESOP over which Mr. Pardue has sole voting power.

(7)   Includes 45,000 shares issuable upon exercise of options.

(8) Includes 1,291,316 shares issuable upon exercise of options and 116,126 shares allocated to executive officers under the ESOP over which executive officers exercise sole voting power.

(9) Does not include a total of 205,912 shares (less than 1% of the shares of the Company's outstanding Common Stock) held under the ESOP and unallocated, which are voted by the trustee of the ESOP trust fund in accordance with the instructions of the ESOP Plan Committee, consisting of two directors, Dr. Milnes and Mr. Ray.

             For the purpose of the foregoing table, each of the directors and executive officers is deemed to be the beneficial owner of the shares which may be acquired by him within 60 days through the exercise of options, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by him and by the directors and executive officers as a group. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of the Company's Common Stock beneficially owned by any other person.

             Each of the persons named in the above table as beneficially owning the shares set forth opposite his name has sole voting power (as to outstanding shares) and sole investment power over such shares, except as otherwise indicated.

                             ELECTION OF DIRECTORS

             Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Jerome M. LeWine and Michael E. Pardue, who have been nominated by the Board of Directors as directors to serve until the Annual Meeting of Stockholders in 1997 and until their successors are elected and qualified. Each of the nominees is now a director of the Company. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the meeting.

             The Board of Directors is divided into three classes. One class will stand for election for a three-year term at the Annual Meeting of Stockholders on November 11, 1994. The terms of office of the other two classes do not expire until the Annual Meeting of Stockholders in 1995 and 1996, respectively. The names of, and certain information concerning, the nominees and the other directors are set forth below:

                                                                 FIRST YEAR
                                                                 BECAME
NAME                                                     AGE     DIRECTOR     OFFICES
- ----                                                     ---     -----------  -------
Nominees to serve until
Annual Meeting of Stockholders in 1997:

        JEROME M. LeWINE (a)(b) . . . . . . . . . . .   54        1974       Director

        MICHAEL E. PARDUE . . . . . . . . . . . . . .   44        1992       Executive Vice President, Chief
                                                                             Operating Officer, Chief Financial
                                                                             Officer and Director
Continuing Directors to serve until
Annual Meeting of Stockholders in 1995:

        THOMAS V. BUFFETT (c) . . . . . . . . . . . .   58        1992       Vice Chairman of the Board of Directors

        JAMES E. LINEBERGER (a) . . . . . . . . . . .   57        1968       Chairman of the Executive Committee and Director

        JOHN T. RAY, JR. (b)(c)(d)  . . . . . . . . .   56        1989       Director

Continuing Directors to serve until
Annual Meeting of Stockholders in 1996:

        RONALD G. ASSAF (a) . . . . . . . . . . . . .   59        1966       Chairman of the Board of Directors,
                                                                             President and Chief Executive
                                                                             Officer

        DR. ARTHUR G. MILNES (b)(c)(d)  . . . . . . .   72        1968       Director

_________________________________________
(a)   Member of the Executive Committee            (c)  Member of the Audit
                                                        Committee
(b)   Member of the Compensation Committee         (d)  Member of the Stock
                                                        Incentive Plan
                                                        Committee


               Ronald G. Assaf, a founder of the Company, has been Chairman of the Board of Directors of the Company since October 1971 and served as President and Chief Executive Officer of the Company from 1974 to January 1986. In January 1988, Mr. Assaf was appointed Co-Chief Executive Officer and in
July 1988 was reappointed to the positions of President and Chief Executive

Officer. Additionally, Mr. Assaf is a director of Automated Security (Holdings) PLC ("ASH") and Hilite Industries Inc.

               Thomas V. Buffett has been Chairman and Chief Executive Officer of ASH, a United Kingdom-based international company specializing in electronic security, since 1974.

               Jerome M. LeWine has been a partner of the New York City law firm of Christy & Viener for more than five years.

               James E. Lineberger has been Chairman of the Executive Committee of the Company since 1974. From January 1988 to July 1988, Mr. Lineberger served as Co-Chief Executive Officer of the Company. He has been a partner of Lineberger & Co. and its predecessors, private investment firms, since 1974. Additionally, Mr. Lineberger serves as Chairman of the Board of Directors of Hilite Industries Inc.

               Dr. Arthur G. Milnes is professor emeritus of electrical and computer engineering at Carnegie-Mellon University, Pittsburgh, Pennsylvania, where he has been a member of the faculty for more than five years.

               Michael E. Pardue served in various financial management capacities with the Company since 1978. In February 1986, Mr. Pardue was appointed Vice President of Finance and the Company's chief financial officer and in September 1988 was appointed Executive Vice President and Chief Operating Officer.

               John T. Ray, Jr. has served since June 1985 as the Senior Vice President and General Manager of the United States Adhesives, Sealants and Coatings Division of H.B. Fuller Company.

               None of the directors has any family relationship with any other director or with any executive officer of the Company.

               The Company has no reason to believe that the nominees will be unable or unwilling to serve as directors, if elected. If, however, the nominees should decline or be unable to act as directors, the shares represented by the enclosed proxy will be voted for such other person or persons as may be nominated by the Board of Directors.


Committees and Meetings

               The Board of Directors has standing Executive, Audit, Compensation and Stock Incentive Plan Committees. The Board of Directors does not have a standing nominating committee.

               The Audit Committee reviews the proposed scope of audit and non-audit services and the fees proposed to be charged for such services, reviews the reports and receives comments and recommendations from the Company's independent auditors following completion of the annual audit, and reviews with such auditors and management the Company's accounting policies and the adequacy of the Company's internal accounting controls. The Audit Committee met two times during the 1994 fiscal year.

               The Compensation Committee implements the Company's cash compensation policies and determines the salaries, bonuses and certain other benefits of executive officers of the Company. The Compensation Committee also administers the Stock Purchase Loan Plan and from time to time makes recommendations to the Board of Directors regarding other compensation matters. The Compensation Committee met three times during the 1994 fiscal year.

               The Stock Incentive Plan Committee administers the Company's 1989 Stock Incentive Plan and will administer the Company's 1995 Stock Incentive Plan, if such plan is approved by the Company's stockholders at the Annual Meeting. Administration of such Plans includes the granting of options to officers, key employees and directors who are eligible to participate in each such Plan. The Stock Incentive Plan Committee met seven times during the 1994 fiscal year.

               The Board of Directors held nine meetings during the 1994 fiscal year. No director of the Company during the last fiscal year attended fewer than 100% of the aggregate number of meetings of the Company's Board of Directors and all committees of the Board of Directors on which he served, except for Mr. Buffett, who attended less than 75% of such meetings.


Compensation of Directors

               During fiscal 1994, the directors of the Company (other than Messrs. Assaf and Pardue) received annual compensation for all services as follows: Mr. Lineberger, $144,232; Mr. Buffett, $80,000; Mr. LeWine, $40,000; Dr. Milnes, $24,000; Mr. Ray, $11,000; and, in the case of Dr. Milnes and Mr. Ray, an additional $2,000 for each meeting of the Board of Directors and of the Audit Committee (other than telephonic meetings). Commencing with fiscal 1995, the directors of the Company (other than Messrs. Assaf and Pardue) will receive annual compensation for all services as follows: Mr. Lineberger, $150,000; Mr. Buffett, $80,000; Mr. LeWine, $50,000; Dr. Milnes, $33,000; Mr. Ray, $20,000;
and, in the case of Dr. Milnes and Mr. Ray, an additional $3,000 for each meeting of the Board of Directors (other than telephonic meetings), an additional $3,000 for service on the Audit Committee, and an additional $3,000 for service on compensation committees. In the cases of Messrs. Lineberger and Buffett, such compensation reflects their services both as directors and as Chairman of the Executive Committee and as Vice Chairman of the Board, respectively. Mr. Lineberger also participates in various benefit plans and the bonus program for executive officers of the Company.

               In addition, the directors of the Company participate in either the Directors Stock Option Plan or the 1989 Stock Incentive Plan (or, if approved by the Company's stockholders at the Annual Meeting, the 1995 Stock Incentive Plan, as successor to the 1989 Stock Incentive Plan). In fiscal 1994, Dr. Milnes and Mr. Ray each received 10-year options to purchase 7,500 shares of Common Stock, exercisable on a cumulative basis in three equal annual installments, under the Directors Stock Option Plan, which provides for annual, non-discretionary grants in such amount (after an initial grant to new directors participating in such Plan of an option to purchase 30,000 shares) at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Messrs. Lineberger and LeWine received options to purchase 20,000 and 15,000 shares of Common Stock, respectively, under the 1989 Stock Incentive Plan. (See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for a summary of the terms of options granted under the 1989 Stock Incentive Plan.) Messrs. Assaf and Pardue also participated in the 1989 Stock Incentive Plan, as described below under "Executive Compensation."

               A Board of Directors Retirement Plan for non-officer directors, adopted in 1989, provides for monthly payments over 15 years beginning upon the later of the attainment of age 60 or retirement from the Company, or upon the director's earlier death. The Plan provides that the benefits are 50% vested after five years of service and are vested an additional 10% for each year of service thereafter. Benefits are payable to the director's designated beneficiary or estate in the event of death. If the director dies while in office and prior to attaining the age of 60, the director's vested interest would be deemed to be equal to that which would have accrued had he remained in office until attaining that age. Annual benefits are fixed by the Board of Directors or a committee thereof and are currently fixed at $50,000 for Mr. LeWine and $20,000 for each of Dr. Milnes and Mr. Ray.


                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEES

               The Compensation Committee of the Board of Directors (the "Compensation Committee"), consisting of Messrs. Ray and LeWine and Dr. Milnes, and the Stock Incentive Plan Committee of the Board (the "Stock Incentive Plan Committee"), consisting of Mr. Ray and Dr. Milnes, implement the Company's compensation programs. The Compensation Committee is responsible for periodically reviewing and determining the cash compensation and certain other non-equity benefits of the Company's executive officers. The Stock Incentive Plan Committee administers the Company's 1989 Stock Incentive Plan (the "1989 Plan") (and will administer the Company's 1995 Stock Incentive Plan, if such plan is approved by the Company's stockholders at the Annual Meeting) and grants (or will grant) awards thereunder to the Company's executive officers, key employees and participating directors. The Committees receive Mr. Assaf's recommendations with respect to compensation of the Company's other executive officers and meet with Mr. Assaf to evaluate such executives' performance and, at times, to discuss the bases for his recommendations. The Committees meet without Mr. Assaf to evaluate his performance and to determine compensation of all executive officers. The Committees provide the following report, each being responsible for the portions thereof which refer to them or their separate functions.


Compensation Policies

               The Company's executive compensation programs are designed to attract and retain qualified leaders and motivate them to achieve the Company's short- and long-term business objectives. The Company believes that the key to achieving such goals is to provide compensation which is competitive with the compensation packages provided by comparable companies, and of which a relatively high proportion is "at risk" for performance, in the form of annual incentive bonuses and long-term incentive stock options.

               In fiscal 1994, the Company accomplished a number of significant business objectives which enhanced its position of pre-eminence in the global electronic security industry. During fiscal 1994, the Company continued to pursue its market and geographic diversification strategy by making a number of targeted acquisitions, including: Advanced Entry Systems, Inc. and the business and related assets of Security Specialists of San Francisco, Inc., two premier U.S. regional electronic system integrator companies; the business and related assets of Robot Research Inc., a U.S. manufacturer of sophisticated closed circuit television ("CCTV") equipment; and Visual Information Systems (Holdings) PLC, a United Kingdom based marketer of CCTV systems, and by broadening its product line through the introduction of new or enhanced products, most notably:
VRS 2000(TM), an integrated security system combining access control, CCTV, electronic asset protection and alarm monitoring; and Super Tag(TM), a tamper-proof, reusable anti-theft tag for soft goods retailers. The Company's source tagging program continued to expand through the formation of strategic alliances to develop new label application equipment as well as through the growing acceptance of source labeling among major hard goods retailers. In fiscal 1994, The Home Depot became the first major retailer to embrace the concept of source tagging on a chainwide basis, and the Company expects that by late 1994 more than 100 manufacturers will be applying the Company's Ultra*Max(R) labels to merchandise delivered to The Home Depot stores in the U.S. Finally, in a particularly noteworthy milestone, in March 1994 the

Company was named a Sponsor of and the Official Electronic Security Supplier for the 1996 Centennial Olympic Games in Atlanta.

               The Company experienced record growth in revenues; operating income increased 48% over fiscal 1993 and net income increased 33%. Earnings per share increased to $1.13 from $ .93 in fiscal 1993 on an additional 4.7 million shares outstanding. At fiscal year end, the rate of growth of the Company's revenues had equalled or exceeded 20% for 28 consecutive fiscal quarters. In addition, during fiscal 1994, the Company announced a three-for-two stock split and a 10% increase in its quarterly cash dividend. Finally, the Committees recognized that the growing size and complexity of Company's operations has presented its executives with new challenges. These accomplishments, and management's performance in response to the related challenges, had a substantial impact on the Committees' assessment of the overall performance of participating executive officers and resulting compensation decisions.


Base Salary

               The Compensation Committee establishes base compensation for executive officers reflecting both the individual's responsibilities and experience and the competitive salary ranges for executives with similar responsibilities in corporations with revenues comparable to those of the Company, taking into account relative profitability. The Compensation Committee relies on information from a variety of sources to determine competitive cash compensation ranges, including, in fiscal 1994, executive compensation surveys conducted by three employee benefit consulting firms. The base salaries of the Company's executive officers are generally set at or below the median salaries reported for comparable positions.

               Base salaries are modified annually, generally near the beginning of a calendar year, by the Compensation Committee as warranted by the performance of the Company or the applicable department or business unit or by the performance of the executive officer or changes in his responsibilities. The Compensation Committee believes that the increases it has adopted are in line with current trends at comparable companies, while also reflecting the Company's growth and exceptional performance during fiscal 1994.


Bonuses

               The annual cash bonus component of an executive officer's compensation depends upon the officer's performance, that of the Company and, if the executive officer has responsibility for a particular department or business unit, the performance of that department or business unit. The Compensation Committee believes that an executive officer's responsibility for the success of his business unit and of the Company increases as his duties expand. Accordingly, a larger proportion of a more senior executive officer's compensation generally will be variable, performance-based incentive compensation, compared to that of other executive officers.

               Certain officers, including Messrs. Buck, Gillette and Witter, receive incentive bonuses based on performance goals for the business unit or revenue-producing operations for which they are responsible.

               The bonuses of Messrs. Assaf and Pardue are determined with reference to a broad range of criteria, including the Company's financial results generally, the achievement of budgetary goals, the Company's growth, such officers' contributions to the realization of the Company's strategic plan and other objectives, and their roles in expanding the Company's businesses and its leadership in its markets. The bonuses awarded to Messrs. Assaf and Pardue for fiscal
1994 reflect the Company's successful results, as well as its other significant achievements discussed above.


Stock Options

               The Company believes that stock options are a very important component of executive compensation because they encourage an executive to remain in the Company's employ and link long-term rewards to stock price appreciation. The Stock Incentive Plan Committee recognizes that such long-term incentives will motivate executives to balance pressures to manage for the short-term with the steps necessary to assure the Company's future vitality. Options typically are granted annually. In determining the size of a grant to an executive officer or participating director, the Stock Incentive Plan Committee considers the number of shares that would be thought to be a meaningful incentive for long-term performance, given the participant's position, responsibilities, level of cash compensation and expected contributions. In addition, with respect to options granted in fiscal 1994 to certain executive officers, the Stock Incentive Plan Committee adopted a new vesting schedule that places more emphasis on achieving results that will enhance the value of the Company's Common Stock. At times, the Stock Incentive Plan Committee also takes into account whether extraordinary effort would be required to reach particular objectives in succeeding periods. Although the 1989 Stock Incentive Plan (and the 1995 Stock Incentive Plan, as proposed) permits awards of restricted stock or stock appreciation rights, during fiscal 1994 the Stock Incentive Plan Committee did not grant such awards (relying instead only upon awards of stock options), but will utilize awards of restricted stock to implement a long-term incentive compensation program commencing in fiscal 1995.


Additional Factors Relating to CEO's Compensation

               The Committees measured Mr. Assaf's performance in fiscal 1994 by the standards discussed above, and by his continuing success in developing and implementing the Company's long-term strategic plan, resulting in the Company's worldwide pre-eminence in its industry.

               Mr. Assaf was a founder of the Company and has been a driving force in its growth over twenty-five years. The Company has become the leading electronic article surveillance supplier in every market in which it competes. Mr. Assaf has led the Company's efforts to assemble a strong management team, develop technical innovations, improve quality, increase efficiency and aggressively pursue new areas of growth, internally and by acquisitions. He initiated the Company's strategic plan, which has evolved and continues to evolve under his leadership. The strategic plan has provided the structure for achieving the Company's market expansion and technology development goals, emphasizing diversification of its product lines and the broadening of its markets. The Committees believe that Mr. Assaf's leadership, vision and management of the Company have fueled the growth in the Company's revenues, from less than $100 million seven years ago to more than $655 million in fiscal 1994.

Compensation Committee                         Stock Incentive Plan Committee
   Jerome M. LeWine                                   Arthur G. Milnes
   Arthur G. Milnes                                   John T. Ray, Jr.
   John T. Ray, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               The Company established a Stock Purchase Loan Plan (the "Loan Plan") in 1979 under which officers, directors and certain designated key employees may borrow an amount equal to the purchase price of shares of the Company's Common Stock purchased upon exercise of their respective stock options ("Option Shares") and an amount approximating the amount of income tax liability resulting from the exercise of such options. Under the Loan Plan, loans generally bear interest at the rate of 4% per annum, payable annually. Loans are required to be secured and to comply with Federal Reserve margin requirements, to the extent applicable. The loans generally are due within five years of the date of the loan, upon cessation of employment or upon the sale of the Option Shares, whichever occurs first. Of the Committees' members, Mr. LeWine had loans outstanding under the Loan Plan during the fiscal year ended June 30, 1994, in the aggregate maximum amount of $119,500, which were repaid in their entirety in September 1993. (Information regarding loans to other directors and executive officers under the Loan Plan is set forth below under "Stock Purchase Loan Plan.")

               The firm of Christy & Viener, of which Mr. LeWine is a partner, acts as counsel to the Company and also performs legal services for the Company's domestic and foreign subsidiaries. The firm received fees in the aggregate amount of approximately $1,447,875 for legal services rendered to the Company and its subsidiaries during the fiscal year ended June 30, 1994.

                           SUMMARY COMPENSATION TABLE

               The following table shows compensation for services rendered in all capacities to the Company and its subsidiaries during fiscal 1994, 1993 and 1992 by the Chief Executive Officer and the next four highest-paid executive officers of the Company.

                                                                             Long-Term
                                                                           Compensation
                                             Annual Compensation              Awards
                                     ------------------------------------ ---------------


    Name and Principal                                     Other Annual                        All Other
    ------------------                 Salary     Bonus    Compensation     Options/SARS     Compensation
         Position          Year (1)    ($)(2)      ($)        ($)(3)          (#)(4)            ($)(5)
         --------          --------   --------   -------- --------------    ------------  --------------------
 Ronald G. Assaf,            1994     464,615    425,000           --           75,000     79,054 (6)(7)(8)(9)
 Chairman of the Board of    1993     415,484    370,000           --        1,200,000     51,046 (7)(8)(9)
 Directors, President and    1992     373,960    300,000           --          112,500         --
 Chief Executive Officer

 Michael E. Pardue,          1994     241,038    205,000           --            35,000    40,959 (7)(8)(9)(10)
 Executive Vice President,   1993     202,476    165,000           --            75,000    11,069 (7)(8)(9)
 Chief Operating Officer     1992     175,032    155,000           --            37,500        --
 and Chief Financial
 Officer

 Gerd Witter,                1994     215,405    153,513           --            20,000    60,516 (8)(9)(10)
 President, Sensormatic      1993     229,488    316,560           --            45,000    10,120 (8)(9)
 Europe(11)                  1992     195,647    160,517           --            30,000        --

 C. Dawson Buck, Senior      1994     276,900     61,595           --            20,000   111,581 (12)
 Vice President and          1993     198,854    116,218           --            75,000    18,505 (12)
 President of Sensormatic
 International(12)

 Dennis C. Gillette,         1994     154,443    137,300           --            20,000    79,295 (7)(8)(9)(10)
 Senior Vice President       1993     144,750    134,900           --            37,500    18,692 (7)(8)(9)
                             1992     133,667    127,157           --            30,000        --



(1) In August 1992, the Company changed its fiscal year end from May 31 to June 30. The fiscal 1992 figures for each of the named executive officers reflect compensation for the twelve months ended May 31, 1992, while the fiscal 1993 and 1994 figures reflect compensation for the twelve months ended June 30, 1993, and June 30, 1994, respectively. Compensation for each of the named executive officers for June 1992 was at an annualized rate not significantly different from the compensation level in the table.

(2) Annual raises generally are effective near the beginning of a calendar year. Thus, each named executive's salary for each fiscal year reflects about six months at the prior year's annual rate and about six months at the annual rate in the disclosed year.

(3) None of the named executive officers of the Company received reportable amounts of Other Annual Compensation for fiscal 1993 or fiscal 1994 which would be required to be disclosed herein. Amounts of Other Annual Compensation are not required to be disclosed for fiscal 1992, in accordance with the transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities Exchange Commission ("SEC").

(4) The options granted in fiscal 1992 and fiscal 1993 have been adjusted to reflect the Company's 3-for-2 stock split in November 1993. The Company has not issued any stock appreciation rights to the named executive officers. See footnote 1 to the table "Option/SAR Grants in Last Fiscal Year" for summary terms of options granted.

(5) Amounts of All Other Compensation are not disclosed for fiscal 1992, in accordance with the transitional provisions applicable to the SEC's rules on executive compensation disclosure.

(6) Includes a contribution of $30,158 toward the funding of a $3,000,000 death benefit provided by the Company. The Company has purchased a life insurance policy on Mr. Assaf, the death benefit of which will reimburse the Company for a portion of this commitment.

(7) Includes contributions made by the Company under its Employee Stock Ownership Plan, which is a defined contribution plan, to or for the benefit of the eligible named executive officers. Under the ESOP, the Company makes an annual contribution to a trust fund for the benefit of participants in an amount determined by the Board of Directors. Fund assets are required to be invested primarily in the Company's Common Stock. The trust fund holds shares which it previously acquired from the Company at a price of $8.46 per share, paid for by delivery of a promissory note of the ESOP's trustee. Principal and interest of the note are payable from the proceeds of the Company's annual contributions. As the indebtedness is retired, a proportionate amount of the purchased shares are allocated to the accounts of eligible employees under such plan. In fiscal 1994, the Company contributed $1,524, $1,524 and $1,524 for the accounts of Messrs. Assaf, Pardue and Gillette, respectively.

(8) Includes contributions made by the Company under its SensorSave Plan ("SSP"), which is a defined contribution plan, to or for the benefit of the eligible named executive officers. The SSP is a 401(k) plan under which the Company makes annual contributions as determined by the Board of Directors and additional contributions matching a proportion of participating employees' voluntary contributions. In fiscal 1994, the Company contributed $6,437, $6,728 and $6,794 to the accounts of Messrs. Assaf, Pardue and Gillette, respectively.

(9) Includes contributions made by the Company under or in connection with the Executive Salary Continuation Plan ("ESCP"), which is a plan that provides for defined deferred compensation benefits, to or for the benefit of the eligible named executive officers. Under the ESCP, a participating executive officer will receive an annual retirement benefit of an amount determined by the Board of Directors multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits generally vest over a 15-year schedule and are payable in monthly installments for 15 years from the later of the participant's attainment of retirement age (60) or the participant's actual retirement from employment with the Company, or, if earlier, from the participant's death. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for a portion of its obligations under the ESCP. The Company's contributions toward the funding of benefits under the ESCP during fiscal 1994 were $40,935, $1,907, $7,195 and $5,588 for Messrs. Assaf,
         Pardue, Witter and Gillette, respectively. Based upon the ESCP as presently in effect, Messrs. Assaf, Witter, Pardue and Gillette, assuming their respective vested interests will be 100% upon attaining retirement age, could expect to receive annual retirement benefits under the ESCP of $255,000, $114,000, $100,000 and $102,000, respectively, as last determined by the Board of Directors.

(10) Includes contributions made by the Company under or in connection with the Senior Executive Defined Contribution Retirement Plan (the "Senior Executive Plan"), which is a target benefit defined contribution plan, to or for the benefit of the eligible named executive officers. Under the Senior Executive Plan, which was established by the Company in fiscal 1994 for certain senior officers, a participant will receive an annual retirement benefit equal to the lesser of (i) the benefit previously targeted for such participant by the Board of Directors (which benefit, together with benefits expected to be received by such participant under the ESCP, is generally intended to approximate 50% of such participant's annual cash compensation) and (ii) the benefit which could be paid out of such participant's investment account under the Senior Executive Plan, the annual yield of which will be determined by the chief executive officer of the Company, subject to the approval of the Board of Directors or a committee thereof, in each case multiplied by a percentage equal to the participant's vested interest as of the date of the participant's termination of employment. Benefits under the Senior Executive Plan generally vest over a 15-year schedule, but a participant who has ten or more years of service and is employed by the Company immediately prior to his normal retirement is deemed to be 100% vested upon retirement. Benefits are payable in monthly installments for 15 years after the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. The Company has purchased life insurance policies on the participants and anticipates that the cash surrender value and death benefits of such policies will reimburse the Company for substantially all its obligations under the Senior Executive Plan. The Company's contributions toward the funding of benefits under the Senior Executive Plan during fiscal 1994 were $31,200, $53,321 and $65,389 for Messrs. Pardue, Witter and Gillette, respectively. Based upon the Senior Executive Plan as presently in effect, Messrs. Pardue, Witter and Gillette, assuming their respective vested interests will be 100% upon attaining retirement age and the yield from their respective investment accounts will be sufficient to fund their respective targeted benefits (as last determined by the Board of Directors), could expect to receive annual retirement benefits under the Senior Executive Plan of $81,000, $68,000 and $41,000, respectively.

(11) Although Mr. Witter's cash compensation is presented in U.S. dollars, such compensation is determined and payable in German marks. Fluctuations in the rate of exchange between the two currencies from year to year result in fluctuations in the cash compensation of Mr. Witter as reported from year to year in U.S. dollars.

(12) Mr. Buck's employment with the Company began July 28, 1992. Although Mr. Buck's cash compensation is presented in U.S. dollars, such compensation is determined and payable in British pounds sterling. Fluctuations in the rate of exchange between the two currencies from year to year will result in fluctuations in the cash compensation of Mr. Buck as reported in U.S. dollars. Amounts of All Other Compensation include contributions made by the Company for the benefit of Mr. Buck under a defined benefit pension plan sponsored by ASH, his former employer (the "ASH Plan"), and under a defined contribution money purchase plan for the Company's employees located in the United Kingdom (the "U.K. Plan"). In connection with its acquisition of the European EAS, CCTV and exception monitoring loss prevention systems division of ASH ("ALPS") in fiscal 1993, the Company agreed to preserve the level of benefits of certain ASH employees, including Mr. Buck, who joined the Company as a result of such acquisition. The Company made a contribution in the amount of $18,505 under the ASH Plan to temporarily continue Mr. Buck's participation in such plan until July 31, 1993. On August, 1, 1993, Mr. Buck became a participant in the U.K. Plan, and his accrued benefits under the ASH Plan have been transferred to the U.K. Plan. Pension benefits under the U.K. Plan are payable in monthly installments from the later to occur of the participant's attainment of retirement age (60) or his actual retirement from employment with the Company, or, if earlier, the participant's death. In addition, the U.K. Plan provides for early retirement at age 50, with the consent of the Company. Under the U.K. Plan, benefits vest over a two-year period and are funded from a participant's investment account under such Plan. In order to meet the projected level of retirement benefits that Mr. Buck would have received under the ASH Plan, the Company contributed during fiscal 1994 $111,587 (or 46% of Mr. Buck's pensionable salary) to Mr. Buck's account under the U.K. Plan; in addition, Mr. Buck contributed 4% of his pensionable salary to such account. The Company expects that its funding rate for Mr. Buck's pension benefits will remain constant until his retirement.

               The Company has an employment agreement with Mr. Assaf which expires June 30, 1996, providing for Mr. Assaf to receive a minimum annual salary of $435,000. The Company also has an employment agreement with Mr. Witter, providing for a minimum annual salary of 313,000 German marks until October 31, 1995, and with Mr. Buck, providing for a minimum annual salary of 188,500 British pounds sterling plus an annual cost of living increase, which is terminable upon two years' notice.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

               The following table provides certain information with respect to options granted to each person named in the Summary Compensation Table during fiscal 1994. In addition, in accordance with SEC rules, there are shown hypothetical gains that would exist for the options granted, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The named officers will realize no gain on these options unless the price of the Common Stock increases above the exercise price for such options, which will benefit all stockholders proportionately. No stock appreciation rights have been awarded by the Company.

                                        Individual Grants                      Potential Realizable Value at
                        ----------------------------------------------------   Assumed Annual Rates of Stock
                        Options/    Percent of Total                              Price Appreciation for
                          SARS        Options/SARS                                     Option Term(2)
                       Granted in      Granted to      Exercise                        --------------
                         Fiscal       Employees in     or Base    Expiration
         Name           Year(1)       Fiscal Year       Price        Date              5%($)          10%($)
         ----           -------       -----------       -----     ----------           -----          ------
 Ronald G. Assaf          75,000          5.5%          $31.625    4/18/04          1,491,700        3,780,200

 Michael E. Pardue        35,000          2.6%          $31.625    4/18/04            696,100        1,764,100

 Gerd Witter              20,000          1.5%          $31.625    4/18/04            397,800        1,008,000

 C. Dawson Buck           20,000          1.5%          $31.625    4/18/04            397,800        1,008,000

 Dennis C. Gillette       20,000          1.5%          $31.625    4/18/04            397,800        1,008,000

 All Optionees         1,371,400          100%          $32.399                    27,943,039       70,813,147
 (participants)(3)

 All Stockholders'                                                              1,416,271,898    3,589,111,058
 Potential
 Realizable Value at
 Assumed Growth
 Rates(4)

(1) All options granted during the period were granted pursuant to the Company's 1989 Stock Incentive Plan, at the fair market value on the date of grant. Options granted to the named executives have terms of ten years and become exercisable in full after the fifth anniversary of the date of grant or at such earlier date on which the fair market value of the Company's Common Stock has exceeded the exercise price by at least 35% for at least ten consecutive trading days, provided such earlier date is after the first anniversary of the date of grant. Options granted under such plan to other officers, and to the named executives prior to the 1994 fiscal year, generally have terms of ten years and become exercisable on a cumulative basis in three equal annual installments, commencing on the first anniversary of the date of grant.

(2) The potential realizable value of these options does not take into account any taxes or other expenses that might become payable as a result of exercise. The Company expresses no opinion and makes no representation that this level of appreciation will, in fact, be realized.

(3) Calculated based on the weighted average exercise price of all options granted during fiscal 1994 ($32.399), and assuming all options have a term of ten years.

(4) Calculated based on the weighted average exercise price of all options granted during fiscal 1994 ($32.399), and assuming the exercise of outstanding warrants issued in connection with an acquisition and stock price appreciation at the indicated rates over the same period used to calculate the individuals' potential realizable value.


    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

               The following table sets forth as to each person named in the Summary Compensation Table the specified information with respect to option exercises during fiscal 1994 and the status of their options at the end of fiscal 1994.


                                                                                  Value of Unexercised
                                                    Number of Unexercised          in--the--Money (2)
                       Number of                    Options/SARs at Fiscal           Options/SARS at
                        Shares        Value               Year--End              Fiscal Year--End ($)(3)
                     Acquired on     Realized     --------------------------     -----------------------
        Name           Exercise       ($)(1)      Exercisable Nonexercisable   Exercisable Nonexercisable
        ----           --------     ----------    ----------- --------------   ----------- --------------
 Ronald G. Assaf          200,000     4,105,443      387,500       912,500        4,767,800      9,964,850

 Michael E. Pardue         52,501       925,589           --        97,500               --        431,250

 Gerd Witter               32,500       532,269           --        60,000               --        472,510

 C. Dawson Buck            24,999       333,312           --        70,000               --        595,850

 Dennis C. Gillette        30,000       707,790       62,500        55,000          821,775        258,750


(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may become payable in respect of the sale of any such shares.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Stock at June 30, 1994.

(3) Based on a stock price of $28.75 per share, which was the closing price of a share of Common Stock reported on the New York Stock Exchange on June 30, 1994.

                               PERFORMANCE GRAPH

        The SEC requires that the Company present a line graph comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index (the "S&P 500") (or another broad-based index) and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has selected, for purposes of this performance comparison, six public companies (the "Self-Constructed Peer Group") that it believes offer security products or services similar to those offered by the Company. A list of these companies follows the graph below. Certain other companies similarly in the security field have not been included in the Self-Constructed Peer Group either because they are privately-held or because their securities were not traded publicly for the duration of the period presented in the graph. The graph assumes that $100 was invested on June 1, 1989, in each of the Common Stock, the S&P 500 and the Self-Constructed Peer Group (weighted on the basis of capitalization), and that all dividends were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                              SELF-CONSTRUCTED
        MEASUREMENT PERIOD      SENSORMATIC      PEER GROUP      S&P 500
      (FISCAL YEAR COVERED)
              1989                 100              100            100
              1990                 118              117            117
              1991                 175              138            130
              1992                 235              144            143
              1993*                339              170            160
              1994                 378              164            163

________________

* Includes the thirteen months ended June 30, 1993, in order to coincide with the Company's change in fiscal year end.

The Self-Constructed Peer Group consists of the following companies:
Checkpoint Systems, Inc.; Diebold, Incorporated; Knogo Corporation; Minnesota Mining & Manufacturing Co.; Vicon Industries, Inc.; and The Wackenhut Corporation.

Agreements Relating to Change in Control

               The Board of Directors, in December 1988, authorized the Company to enter into agreements (the "Agreements") providing for certain protections and benefits for all executive and certain other officers in connection with a change in control of the Company. The Agreements, among other things, protect the value of stock options held by such persons, protect their retirement benefits, provide for severance compensation in the event of certain terminations of service and provide, in certain cases where the Company is acquired at a premium over the market price for the Common Stock, a bonus based on such premium.

               For purposes of the Agreements, a "change in control" will be deemed to have occurred if (a) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company or (b) a change of more than 25% in the composition of the Board of Directors occurs within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

               Under the Agreements, upon the occurrence of a change in control, all stock options become fully exercisable. In addition, in the case of an acquisition of 50% or more of the Company's voting securities, or a merger or certain other events which result in the elimination of the Common Stock or a cessation of trading of the Common Stock in a nationally recognized market, the Company may be required by the officers to purchase options or stock held by them at the highest price per share paid in connection with the change in control, less, in the case of unexercised options, the exercise price (or, in the case of shares previously acquired upon exercise of options, a price equal to the cost of such option shares (including related tax costs), if greater).

               The Agreements provide for the protection of compensation levels and benefits during an attempted change in control and for three years following a change in control. In addition, the Agreements provide for severance compensation in amounts commensurate with previous annual compensation in the event of certain terminations of service with the Company following a change in control. Severance payments would be payable generally for a period of up to 36 months, but not less than 24 months, in the event of involuntary termination of service (other than for cause, as defined in the Agreements) within 36 months following a change in control deemed "non-approved" by the Board of Directors. In the case of Mr. Assaf, similar payments would be payable following an "approved" change in control and irrespective of the manner of termination (other than for cause). Mr. Assaf is required to provide consulting services to the Company during the period he receives severance compensation following a voluntary termination of service. For other officers generally, severance payments would be payable for up to one year in the event of voluntary termination of service following a "non-approved" change in control or involuntary termination of service following an "approved" change in control. Involuntary termination is defined to include resignation following a material change in responsibilities, a reduction in compensation or relocation.

               The Agreements also provide, in the event of termination of service of the officer following a "non-approved" change in control, that the Company pay to such officer an amount equal to the non-vested portion of his accounts under the Company's employee retirement plans (other than the ESCP).

               The Agreements further provide, in the event of a change in control involving the acquisition of 50% or more of the Company's voting securities, or a merger or other transaction affecting the market in the Common Stock as described above, for the payment of bonuses if the stockholders receive a substantial premium over the market price of the Company's Common Stock. The amounts of such bonuses are directly related to, and increase in relation to increases in, the percentage of such premium.

               Pursuant to the Agreements, the officers are obligated to continue to make their services available to the Company during an attempted change in control and for six months following a change in control.

               In December 1988, the Company also entered into agreements similar to the Agreements described above with certain non-executive officers,
other key employees and Mr. LeWine.    Certain other officers and other key
employees of the Company have also been granted agreements providing for certain benefits following a "non-approved" change in control. In addition, in March 1989, the Company entered into an agreement with Dr. Milnes, a director of the Company, containing provisions with respect to options and stock held by him and the protection of retirement benefits under the Directors Retirement Plan substantially similar to the corresponding provisions in the Agreements. Such agreement for Dr. Milnes does not provide for any severance benefits, bonus payments or similar benefits.

               The Board of Directors of the Company believes that the Agreements will help assure management's continued dedication to their duties to the Company notwithstanding the occurrence of any change in control and in particular, will enable management to assess objectively and impartially, and advise the Board of Directors with respect to, any proposal received by the Company regarding a change in control. In addition, such agreements will help assure continued services to the Company by management and other key personnel.


Stock Purchase Loan Plan

               Under the Company's Stock Purchase Loan Plan established in 1979 to facilitate the exercise of stock options, Messrs. Lineberger and Gillette had loans outstanding during the fiscal year ended June 30, 1994, in the maximum amounts of $2,123,407 and $222,600, respectively. The currently outstanding balance of the loan to Mr. Lineberger is $1,321,817; the loan to Mr. Gillette has been repaid in its entirety. The loan presently outstanding to Mr. Lineberger under the Loan Plan was outstanding in March 1984 and, in accordance with amendments to the Loan Plan adopted in March 1984, is non-interest bearing.


Transactions with Management

               At June 30, 1994, the Company held a promissory note of TSI Security Acquisition Corp. ("TSI"), a company in which Mr. Lineberger is the principal investor. The promissory note, the outstanding principal balance of which is $84,710, is payable in installments from 1992 to 1994, bears interest at the rate of 10% per annum and is subordinate to any other indebtedness of TSI owed to banks or other institutional lenders incurred for the purpose of providing working capital for TSI. The promissory note was originally given by TSI to Datavision, Inc., a former subsidiary of the Company which was liquidated and dissolved during 1991, as partial consideration for the purchase by TSI of Datavision's automotive security alarm business in 1991. Datavision assigned the promissory note to the Company as part of a liquidating distribution of its assets.


Certain Filings

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of the Company's outstanding Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all such forms they file. Based on a review of copies of such reports, all of the Company's directors and executive officers timely filed all reports required with respect to fiscal 1994, except that, in Mr. Assaf's otherwise timely filed Form 4 for the month of February 1994, he inadvertently omitted one instance in which he exercised options to purchase shares of Common Stock, and in Mr. Pardue's otherwise timely filed Form 4 for the month of February 1994, he inadvertently omitted one transaction in which he both exercised options to purchase shares of Common Stock and sold such shares on the same day. In each case, the error was discovered within four weeks and an amendment was filed immediately.


               PROPOSAL TO APPROVE THE 1995 STOCK INCENTIVE PLAN

               On August 13, 1994, the Board of Directors of the Company adopted the 1995 Stock Incentive Plan (the "1995 Plan"), subject to the approval of the stockholders. The purpose of the 1995 Plan is to aid the Company in attracting, retaining and motivating officers, key employees and directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The 1995 Plan is designed to accomplish this goal by giving participants a proprietary interest in the success of the Company, through the grant of stock options and other incentive awards.

               The Board of Directors recommends approval of the 1995 Plan by the stockholders for the reasons set forth below. If approved by the stockholders, the 1995 Plan will replace the Company's existing 1989 Plan (under which 221,589 shares remain available for the grant of options or other awards). No new awards would be granted under the 1989 Plan after the approval of the 1995 Plan; awards then outstanding under the 1989 Plan will remain in effect (see "Option/SAR Grants in Last Fiscal Year" for a description of the material terms of certain awards granted under the 1989 Plan).

               Set forth below is a brief description of the principal features of the 1995 Plan (which is in most respects substantially similar to the 1989
Plan). Such description is qualified in its entirety by the full text of the 1995 Plan, a copy of which is attached hereto as Exhibit A. Reference to such exhibit should be made for a more complete description of the 1995 Plan.

General Terms

               The 1995 Plan authorizes the Company to grant awards in the form of stock options, both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and non-qualified stock options, SARs and awards payable in stock, restricted stock or cash. All of such awards may be granted singly, in combination or in tandem, or in substitution for awards granted previously under the 1995 Plan or any other plan of the Company. In addition, the 1995 Plan permits the Company to extend dividend equivalency rights to awards made thereunder. The payment or exercise of any awards, including stock options, under the 1995 Plan may be conditioned on the satisfaction of various criteria, such as the achievement of specific business objectives, attainment of growth rates and other comparable measurements of the Company's performance. While some or all of the other types of awards referred to above may be made from time to time, the Company will grant principally stock options and restricted stock awards under the Plan.

               The 1995 Plan provides for a maximum of 3,900,000 shares of the Company's Common Stock to be available for issuance in respect of awards granted under the 1995 Plan, which terminates in November 2004. Shares related to awards (or portions thereof) that are forfeited, canceled or terminated, expire unexercised, are surrendered in exchange for other awards, or are settled in cash in lieu of shares or in any other manner such that shares covered by an award are not and will not be issued, will be restored to the total number of shares available for issuance pursuant to awards granted under the 1995 Plan. The aggregate number of shares issuable pursuant to options, or which may be used as a basis for SARs, granted to any individual participant under the 1995 Plan is limited to 800,000 shares during any three consecutive fiscal-year periods beginning after July 1, 1994, subject to proportional adjustments as described below.

               The 1995 Plan provides that, in the event of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, proportional adjustments will be made in (a) the number of shares of the Company's Common Stock (i) reserved for issuance under the 1995 Plan, (ii) available for options or other awards and for issuance pursuant to options, or upon which SARs may be based, for individual participants, and (iii) covered by outstanding awards; (b) the prices related to outstanding awards; and (c) the appropriate fair market value and other price determinations for such awards. In addition, equitable adjustments will be made in the event of any other change affecting the Company's Common Stock or any distribution (other than normal cash dividends) to stockholders of the Company.

               The 1995 Plan provides that it shall be administered by a Stock Incentive Plan Committee designated by the Board of Directors (the "Committee"), consisting of at least two directors who are not officers or employees of the Company or any of its subsidiaries. The Committee has the sole authority, among other things, to: grant awards; determine the terms, conditions and limitations of awards (including any applicable performance criteria); establish rules, procedures, regulations and guidelines relating to the 1995 Plan generally; and to interpret the 1995 Plan and award agreements entered into pursuant to the Plan.

               Officers, key employees and directors who are also officers or employees of the Company or its subsidiaries or who have been designated by the Board of Directors of the Company as eligible to receive awards under the 1995 Plan, are eligible to participate in the 1995 Plan. Key employees are those employees who hold positions of responsibility or whose performance, in the judgment of the Committee, can have a significant effect on the growth and profitability of the Company. The number of persons who are currently eligible to participate in the 1995 Plan is approximately 550.

               Generally, a 1995 Plan participant may exercise or receive payment of an award only while employed by or associated with the Company or a subsidiary of the Company, except that, under some circumstances, and subject to restrictions and limitations imposed by the Committee, the Committee may permit exercise by, or payment to, participants who have retired or become disabled, or who otherwise have had their employment or association with the Company or a subsidiary thereof terminated. In addition, if a participant dies while still employed or associated with the Company or a subsidiary thereof, the estate, heirs or beneficiaries of the deceased participant may, subject to restrictions and limitations imposed by the Committee, exercise or receive payment in respect of awards held by the participant at the time of death. In general, awards granted under the 1995 Plan are not assignable or transferable by a participant, except under the limited circumstances contemplated by the 1995 Plan.

               The exercise price of an option granted under the 1995 Plan will be not less than the fair market value of the Company's Common Stock on the date of grant. (The closing sales price of a share of the Company's Common Stock was $34.25 on September 28, 1994, as reported on the New York Stock Exchange.) The exercise price of an option must be paid in full in cash at the time of exercise, or, if permitted by the Committee, may be paid in whole or in part by (a) tendering shares of Common Stock or surrendering another award granted under the Plan or another benefit plan of the Company, (b) delivering a promissory note issued by the participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the

Committee, or (c) any other means acceptable to the Committee. In order to enable the Company to satisfy any tax payment obligations resulting from any exercise of, or other payment on, an award under the Plan, the Company has the right, among other things, to withhold an appropriate amount from such payment or to withhold an appropriate number of shares of the Company's Common Stock receivable by the participant, for payment thereof.

               The 1995 Plan may not, without the approval of the stockholders as set forth therein, be amended to (i) materially increase the aggregate number of shares of the Company's Common Stock that may be issued under the 1995 Plan (except for adjustments pursuant to the 1995 Plan in connection with a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, as described above),
(ii) materially increase the benefits accruing to participants (except that the limit on the aggregate number of shares that may be issued to any individual participant during any three consecutive fiscal-year periods pursuant to options, or which are used as a basis of SARs, may not be amended at all without the approval of stockholders) or (iii) materially modify the eligibility requirements of the 1995 Plan. The 1995 Plan may not be changed in such a way as to alter, impair, amend, modify, suspend or terminate any rights of a participant or any obligations of the Company under any award theretofore granted in any manner adverse to such participant without the consent of such participant.


Federal Income Tax Consequences

               Under current federal tax laws and regulations and judicial interpretations thereof, which are subject to change at any time, the following are the federal income tax consequences generally arising with respect to awards granted under the 1995 Plan. The grant of a stock option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will not receive a deduction when an incentive stock option is exercised. Upon exercising an SAR or a non-qualified stock option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date. At such time, the Company will receive a deduction for the same amount (assuming the applicable requirements of Section 162(m) of the Internal Revenue Code have been met).

               With respect to other awards granted under the 1995 Plan that are settled in cash or stock that is either transferable or not subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the cash or the fair market value of the shares received, when received. The Company will receive a deduction for the same amount, provided that, at the time the income is recognized, the participant either is not a covered employee or does not have total compensation in excess of $1,000,000 for the year of recognition (other than compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code). With respect to other awards granted under the 1995 Plan that are settled in stock that is subject to restrictions as to transferability and subject to a substantial risk of forfeiture, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received on the date the shares first become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, the Company will receive a deduction for the same amount, subject to the proviso set forth above in this paragraph.

               The tax treatment upon disposition of shares acquired under the 1995 Plan will depend on how long the shares have been held. In the case of shares acquired through exercise of a stock option, the tax treatment will also depend on whether or not the shares were acquired by exercising an incentive stock option. There will be no tax consequences to the Company upon the disposition of shares acquired under the 1995 Plan except that the Company may receive a deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding period has been satisfied.


Recommendation

               The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the 1995 Plan be approved. The Board of Directors believes that the future success of the Company will in large part depend on its ability to attract, retain and motivate key employees through, among other things, competitive compensation programs. The 1995 Plan will permit certain incentive compensation to be tailored to support corporate and business objectives, and allow the Company to respond to changing business environments and competitive compensation practices. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the 1995 Plan.

               Approval requires the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, on such proposal, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE 1995 STOCK INCENTIVE PLAN.


                 PROPOSAL TO AMEND EMPLOYEE STOCK PURCHASE PLAN

               On August 13, 1994, the Board of Directors approved an amendment to the Company's Employee Stock Purchase Plan (the "ESPP"), subject to the approval of the stockholders, to extend the term of the ESPP to December 31, 1999. The purpose of the ESPP is to provide U.S. employees with an opportunity to acquire a proprietary interest in the Company by the purchase of shares of the Company's Common Stock directly from the Company through payroll deductions. The Board of Directors believes that employee participation in the ownership of the Company will contribute to the growth and success of the Company and be to the mutual benefit of both the Company and its employees, and therefore recommends approval of the amendment.

               There follows a summary of the principal features of the ESPP.

Generally

               The ESPP, designed to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, was initially adopted by the Board of Directors and approved by the stockholders of the Company in 1976. Its initial term was subsequently extended to December 31, 1995, and the number of shares available for issuance thereunder increased to 3,337,500 (after adjusting for the Company's 3-for-2 stock split in November 1993) by vote of the Board of Directors and approval by the stockholders in 1987.

               Under the ESPP, the total number of shares of the Company's Common Stock which may be issued is not to exceed 3,337,500 shares (subject to adjustment in accordance with the anti-dilution provisions of the ESPP). Of these authorized shares, 2,588,270 shares will have been issued since the establishment of the ESPP in 1976 through the completion of the offering concluding on August 19, 1994, and 749,230 shares will remain available for
issuance after such date.   Separate offerings to eligible employees, up to a
maximum of 250,000 shares, may be made from time to time, but not more than once in any twelve-month period. The ESPP would expire on December 31, 1995, unless extended with the approval of the stockholders.

               Under the ESPP, eligible employees are offered shares at a purchases price equal to 85% of the fair market value of a share of the Company's Common Stock on the offering date or on the quarterly purchase dates, whichever is lower. The purchase price for shares subscribed for is paid through payroll deductions over a period of one year. Shares are issued quarterly.

               The maximum number of shares for which an eligible employee may subscribe in an offering is determined by dividing 15% of such employee's compensation for the preceding calendar year by the purchase price of the shares determined as of the offering date. However, no employee will be entitled to subscribe for shares if the subscription would permit his rights to purchase shares of Common Stock under the ESPP to accrue at a rate which would exceed $25,000 of fair market value of such shares (determined at the offering date) for any calendar year in which the subscription would be outstanding.

               All U.S. employees, including officers (but not non-employee directors), of the Company and its U.S. subsidiaries participating in the ESPP whose customary employment is for more than 20 hours a week and for more than five months in a calendar year are eligible to participate in an offering under the ESPP after being continuously employed by the Company or a subsidiary for at least twelve months. The number of persons presently eligible to participate in the ESPP is approximately 1,425. No employee will be offered shares under the ESPP if his stock ownership (including shares which would be offered to him under the ESPP and any shares which could be purchased by him under any options or other rights to purchase stock) would exceed the five percent stock ownership limitation set forth in Section 423(b)(3) of the Internal Revenue Code.

               An employee may subscribe to purchase all or part of the shares offered to him. If for any reason the shares of Common Stock available for an offering are over-subscribed for, the number of shares which each subscribing employee may purchase shall be reduced pro rata to avoid such
over-subscription.   A participant under the ESPP subscribing for shares may,
at any time, cancel or reduce his remaining commitment for the purchase of shares.

               If a participant's employment with the Company is terminated for any reason other than death or disability, his rights to purchase shares under any outstanding subscriptions will terminate, except to the extent that payment for shares already has been made through payroll deductions. If a participant dies or becomes permanently disabled prior to the completion of the purchase of all of the shares for which he is subscribed, the participant (or, in the event of his death, his personal representative or heirs) may within 90 days after such death or disability (but in no event later than the expiration of the payment period) purchase all or part of the remaining shares for which such participant subscribed. All subscriptions and rights under the ESPP are otherwise non-transferable and during the lifetime of the participant are exercisable only by the participant.

               The Board of Directors has the right without prior approval of the stockholders to terminate or amend the ESPP, provided that the Board of Directors may not, without prior approval by the holders of a majority of the outstanding shares of the Common Stock of the Company, amend or modify the ESPP so as to increase the total number of shares of Common Stock which may be issued under the ESPP or increase the number of shares which an eligible employee is entitled to purchase. Furthermore, the Board of Directors may not amend or modify the ESPP in any manner which would prevent it from qualifying as an "employee stock purchase plan" (within the meaning of Section 423 of the Internal Revenue Code), and no termination, amendment or modification of the ESPP may, without the consent of the participants, adversely affect the rights of the participants under an outstanding subscription.

               The ESPP is administered by a committee consisting of Mr. Ray and Dr. Milnes.

Summary of Tax Consequences

               There is no Federal income tax liability to a participant in the ESPP under Section 423 of the Internal Revenue Code resulting from either the offering of shares to him or his acquisition of shares pursuant to the ESPP, and the Company is not allowed a deduction therefor. However, the proceeds of participants' disposition of shares purchased under the ESPP are subject to taxation. If a participant holds the shares purchased pursuant to the ESPP for at least two years after the date the shares were offered, the participant will be taxed at the time he disposes of such shares at ordinary income rates on the lesser of (a) the excess of the fair market value of the shares at the date the offering was made over the price paid for such shares or (b) the excess of the fair market value of such shares at the date of disposition over the price paid for such shares. Any additional gain will be taxed as long-term capital gain. The Company will not be entitled to take a deduction for the amount of the discount under these circumstances. However, if a participant does not hold the shares for the period described above, the participant will be taxed at the time of disposition at ordinary income rates on the excess of the fair market value of such shares as of the date of acquisition over the price paid for such shares. The Company will be entitled to a deduction for the amount of such excess. Any additional gain will be taxed as long-term capital gain.

Recommendation

               The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the ESPP continue to provide U.S. employees with an opportunity to participate in the ownership of the Company, and thereby enhance their contribution to its growth and success. Accordingly, the Board of Directors has adopted, and recommends that the stockholders approve, the amendment to the ESPP extending the term of the ESPP from December 31, 1995 to December 31, 1999.

               Approval of the amendment to the ESPP requires the affirmative vote of a majority of the outstanding shares of the Common Stock of the Company.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE ESPP.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

               In order for a stockholder proposal to be eligible for inclusion in the Company's proxy material relating to its 1995 Annual Meeting (currently scheduled to be held on November 9, 1995) it must be in writing and received by the Secretary of the Company prior to June 2, 1995. Stockholders wishing to bring any matter before a meeting should consult the Company's By-Laws with respect to any applicable notice or other procedural requirements.


                                 ANNUAL REPORT

               All stockholders of record on September 23, 1994, have been sent, or are concurrently being sent, a copy of the Company's 1994 Annual Report, which contains certified financial statements of the Company for the fiscal year ended June 30, 1994.

               ANY PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AT THE CLOSE OF BUSINESS ON SEPTEMBER 23, 1994, MAY OBTAIN A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE COMPANY, 500 NORTHWEST 12TH AVENUE, DEERFIELD BEACH, FLORIDA 33442-1795, ATTENTION: SHAREHOLDER RELATIONS.


                                  ACCOUNTANTS

               The Company's independent auditors, selected by the Board of Directors, are Ernst & Young certified public accountants. Ernst & Young, and its predecessor, Arthur Young & Company, have served as the Company's auditors since 1969.

               Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions at the meeting.


                                 OTHER MATTERS

               As of the date of this Proxy Statement, the Company knows of no matter other than those set forth herein which will be presented for consideration at the Annual Meeting of Stockholders. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, on such matters in accordance with their judgment.


                                                               WALTER A. ENGDAHL
                                                                   Secretary


Deerfield Beach, Florida
October 6, 1994

                                                                       EXHIBIT A



                      SENSORMATIC ELECTRONICS CORPORATION

                           1995 STOCK INCENTIVE PLAN


   1. Purpose. The purpose of the 1995 Stock Incentive Plan (the "Plan") is to aid the Company in attracting, retaining and motivating officers, key employees and directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The Plan is designed to accomplish this goal by offering stock options and other incentive awards, thereby providing Participants with a proprietary interest in the growth, profitability and success of the Company.

   2.   Definitions.

   (a) Award. Any form of stock option, stock appreciation right, stock or cash award granted under the Plan, whether granted singly, in combination or in tandem, pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives, and in accordance with the terms and conditions, of the Plan.

   (b) Award Agreement. An agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Award.

   (c)   Board.  The Board of Directors of Sensormatic Electronics Corporation.

   (d)   Code.  The Internal Revenue Code of 1986, as amended from time to time.

   (e) Committee. Such committee of the Board as may be designated from time to time by the Board to administer the Plan or any subplan under the Plan. Any such committee shall consist of not less than two members of the Board who are not officers or employees of the Company.

   (f) Company. Sensormatic Electronics Corporation and its direct and indirect subsidiaries.

   (g) Fair Market Value. If the Stock is listed on the New York Stock Exchange (or other national exchange), the average of the high and low sale prices as reported on the New York Stock Exchange (or such other exchange) or, if the Stock is not listed on a national exchange, the average of the high and low sale prices of the Stock in the over-the-counter market, as reported by the National Association of Securities Dealers through its Automated Quotation System or otherwise, in either case for the date in question, provided that if no transactions in the Stock are reported for that date, the average of the high and low sale prices as so reported for the preceding day on which transactions in the Stock were effected.

   (h) Participant. An officer, director or employee of the Company to whom an Award has been granted.

   (i)   Sensormatic.  Sensormatic Electronics Corporation.

   (j) Stock. Authorized and issued or unissued shares of Common Stock of Sensormatic or any security issued in exchange or substitution therefor.

   3. Eligibility. Only officers, key employees, and directors who are also officers or employees of the Company or who have been designated by the Board as eligible to receive Awards are eligible to receive Awards under the Plan. Key employees are those employees who hold positions of responsibility or whose performance, in the judgment of the Committee, can have a significant effect on the growth and profitability of the Company.

   4. Stock Available for Awards. Subject to Section 14 hereof, a total of 3,900,000 shares of Stock shall be available for issuance pursuant to Awards granted under the Plan, provided, however, that the aggregate number of shares of Stock subject to options and upon which stock appreciation rights are based pursuant to Awards hereunder shall not exceed 800,000 for any Participant during any three consecutive fiscal-year periods beginning on or after July 1, 1994. From time to time, the Board and appropriate officers of Sensormatic shall file such documents with governmental authorities and, if the Stock is listed on the New York Stock Exchange (or other national exchange), with such stock exchange, as are required to make shares of Stock available for issuance pursuant to Awards and publicly tradeable. Shares of Stock related to Awards, or portions of Awards, that are forfeited, canceled or terminated, expire unexercised, are surrendered in exchange for other Awards, or are settled in cash in lieu of Stock or in such manner that all or some of the shares of Stock covered by an Award are not and will not be issued to a Participant, shall be restored to the total number of shares of Stock available for issuance pursuant to Awards.

   5.   Administration.

   (a) General. The Plan shall be administered by the Committee, which shall have full and exclusive power to (i) authorize and grant Awards to persons eligible to receive Awards under the Plan; (ii) establish the terms, conditions and limitations of each Award or class of Awards; (iii) construe and interpret the Plan and all Award Agreements; (iv) grant waivers of Plan restrictions; (v) adopt and amend such rules, procedures, regulations and guidelines for carrying out the Plan as it may deem necessary or desirable; and (vi) take any other action necessary for the proper operation and administration of the Plan, all of which powers shall be exercised in a manner consistent with the objectives, and in accordance with the terms and conditions, of the Plan. The Committee's powers shall include, but shall not be limited to, the authority to (A) adopt such subplans as may be necessary or appropriate (1) to provide for the authorization and granting of Awards to promote specific goals or for the benefit of specific classes of Participants, (2) to provide for grants of Awards by means of formulae, standardized criteria or otherwise, or (3) for any other purposes as are consistent with the objectives of the Plan, and to segregate shares of Stock available for issuance under the Plan generally as being available specifically for the purposes of one or more subplans, and (B) subject to Section 11 hereof, adopt modifications, amendments, rules, procedures, regulations, subplans and the like as may be necessary or appropriate (1) to comply with provisions of the laws of other countries in which the Company may operate in order to assure the effectiveness of Awards granted under the Plan and to enable Participants employed in such other countries to receive advantages and benefits under the Plan and such laws, (2) to effect the continuation, acceleration or modification of Awards under certain circumstances, including events which might constitute a Change in Control (as set forth in Section 7 hereof) of Sensormatic, or (3) for any other purposes as are consistent with the objectives of the Plan. All such modifications, amendments, rules, procedures, regulations and subplans shall be deemed to be a part of the Plan as if stated herein.

   (b) Committee Actions. All actions of the Committee with respect to the Plan shall require the vote of a majority of its members or, if there are only two members, by the vote of both. Any action of the Committee may be taken by a written instrument signed by a majority (or both members) of the Committee, and any action so taken shall be as effective as if it had been taken by a vote at a meeting. All determinations and acts of the Committee as to any matters concerning the Plan, including interpretations or constructions of the Plan and any Award Agreement, shall be conclusive and binding on all Participants and on any parties validly claiming through any Participants.

   6. Delegation of Authority. The Committee may delegate to the Chief Executive Officer of Sensormatic and to other executive officers of the Company certain of its administrative duties under the Plan, pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate its authority with respect to (a) the selection of eligible persons as Participants in the Plan, (b) the granting or timing of Awards, (c) establishing the amount, terms and conditions of any such Award,
(d) interpreting the Plan, any subplan or any Award Agreement or (e) amending or otherwise modifying the terms or provisions of the Plan, any subplan or any Award Agreement.

   7. Awards. Subject to Section 4, the Committee shall determine the types and timing of Awards to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award. Awards may include, but are not limited to, those listed below in this Section 7. Awards may be granted singly, in combination or in tandem, or in substitution for Awards previously granted under the Plan. Awards may also be made in combination or in tandem with, in substitution for, or as alternatives to, grants or rights under any other benefit plan of the Company, including any such plan of any entity acquired by, or merged with or into, the Company. Any such Awards made in substitution for, or as alternatives to, grants or rights under a benefit plan of an entity acquired by, or merged with or into, the Company in order to give effect to the transaction shall be deemed to be issued in accordance with the terms and conditions of the Plan. Awards shall be effected through Award Agreements executed by the Company in such forms as are approved by the Committee from time to time.

   All or part of any Award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which conditions may include, without limitation, achievement of specific business objectives, increases in specified indices, attainment of growth rates and other measurements of Company performance.

   The Committee may determine to make any or all of the following Awards:

   (a) Stock options. A grant of a right to purchase a specified number of shares of Stock at an exercise price not less than 100% of the Fair Market Value of the Stock on the date of grant, during a specified period, all as determined by the Committee. Without limitation, a stock option may be in the form of (i) an incentive stock option which, in addition to being subject to such terms, conditions and limitations as are established by the Committee, complies with Section 422 of the Code or (ii) a non-qualified stock option subject to such terms, conditions and limitations as are established by the Committee.

   (b) Stock Appreciation Rights. A right to receive a payment, in cash or Stock, equal to the excess of the Fair Market Value (or other specified valuation) of a specified number of shares of Stock on the date the stock appreciation right ("SAR") is exercised over the Fair Market Value (or other specified valuation) on the date of grant of the SAR, except that if an SAR is granted in tandem with a stock option, valuations on the grant and exercise dates shall be no less than as determined on the basis of Fair Market Value. The eventual amount, vesting or issuance of an SAR may be subject to future service, performance standards and such other restrictions and conditions as may be established by the Committee.

   (c) Stock Awards. An Award made in Stock or denominated in units of Stock. The eventual amount, vesting or issuance of a Stock Award may be subject to future service, performance standards and such other restrictions and conditions as may be established by the Committee. Stock Awards may be based on Fair Market Value or another specified valuation.

   (d) Cash Awards. An Award made or denominated in cash. The eventual amount of a cash Award may be subject to future service, performance standards and such other restrictions and conditions as may be established by the Committee.

   Dividend equivalency rights, on a current or deferred basis, may be extended to and be made part of any Award denominated in whole or in part in Stock or units of Stock, subject to such terms, conditions and restrictions as the Committee may establish.

   Notwithstanding the provisions of the paragraphs of this Section 7, Awards may be subject to acceleration of exercisability or vesting in the event of a Change in Control of Sensormatic (i) as set forth in agreements between Sensormatic and certain of its officers, directors and key employees which provide for certain protections and benefits in the event of a change in control (as defined in such agreements) or (ii) as may otherwise be determined by the Committee under and in accordance with the terms and conditions of the Plan. "Change in Control" for purposes of the Plan shall mean a change in control of Sensormatic under such circumstances as shall be specified by (x) the Committee or (y) where applicable to any Awards granted under the Plan by such agreements between Sensormatic and a Participant as (1) may have been entered into prior to the effective date of the Plan or (2) shall be entered into after the effective date of the Plan with, to the extent such an agreement is applicable to an Award, the approval of the Committee. A "Change in Control" may, without limitation, be deemed to have occurred if (A) any "person" or "group" of persons (as the terms "person" and "group" are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of Sensormatic representing 30% or more of the combined voting power of the then outstanding securities of Sensormatic or (B) a change of more than 25% in the composition of the Board occurs within a two-year period, unless such change in composition was approved in advance by at least two-thirds of the previous directors.

   8. Payment under Awards. Payment by the Company pursuant to Awards may be made in the form of cash, Stock or combinations thereof and may be subject to such restrictions as the Committee determines, including, in the case of Stock, restrictions on transfer and forfeiture provisions. Stock subject to transfer restrictions or forfeiture provisions is referred to herein as "Restricted Stock". The Committee may provide for payments to be deferred, such future payments to be made in installments or by lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee to assure that such deferrals comply with applicable requirements of the Code.

   The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and of dividend equivalencies on deferred payments to be made in Stock or units of Stock.

   At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards, or for awards made under any other benefit plan of the Company, of the same or different type.

   9. Stock Option Exercise. The price at which shares of Stock may be purchased upon exercise of a stock option shall be paid in full at the time of the exercise, in cash or, if permitted by the Committee, by (a) tendering Stock or surrendering another Award, including Restricted Stock, or an option or other award granted under another benefit plan of the Company, in each case valued at, or on the basis of, Fair Market Value on the date of exercise, (b) delivery of a promissory note issued by a Participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or (c) any other means acceptable to the Committee. The Committee shall determine acceptable methods for tendering Stock or surrendering other Awards or grants and may impose such conditions on the use of Stock or other Awards or grants to exercise a stock option as it deems appropriate. If shares of Restricted Stock are tendered as consideration for the exercise of a stock option, the Committee may require that the number of shares issued upon exercise of the stock option equal to the number of shares of Restricted Stock used as consideration therefor be subject to the same restrictions as the Restricted Stock so surrendered and any other restrictions as may be imposed by the Committee. The Committee may also permit Participants to exercise stock options and simultaneously sell some or all of the shares of Stock so acquired pursuant to a brokerage or similar arrangement which provides for the payment of the exercise price substantially concurrently with the delivery of such shares.

   10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment or shares of Stock receivable under an Award and to withhold an appropriate number of shares of Stock for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all tax withholding obligations. In addition, the Committee may permit Participants to elect to (a) have the Company deduct applicable taxes resulting from any Award payment to, or exercise of an Award by, such Participant by withholding an appropriate number of shares of Stock for payment of tax obligations or (b) tender to the Company for the purpose of satisfying tax payment obligations other Stock held by the Participant. If the Company withholds shares of Stock to satisfy tax payment obligations, the value of such Stock in general shall be its Fair Market Value on the date of the Award payment or the date of exercise of an Award, as the case may be. If a Participant tenders shares of Stock pursuant to clause (b) above to satisfy tax payment obligations, the value of such Stock shall be the Fair Market Value on the date the Participant tenders such Stock to the Company.

   11. Amendment, Modification, Suspension or Termination of the Plan. The Board may amend, modify, suspend or terminate the Plan, or adopt subplans under the Plan, (a) for the purpose of meeting or addressing any changes in any applicable tax, securities or other laws, rules or regulations or (b) for any other purpose permitted by law. Subject to changes in law or other legal requirements which would permit otherwise, the Plan may not be amended without the approval of the holders of a majority of the shares of Stock voting on such amendment to (i) materially increase the aggregate number of shares of Stock that may be issued under the Plan (except for any increase resulting from adjustments pursuant to Section 14 hereof), (ii) materially increase the benefits accruing to Participants (except that the limit on the aggregate number of shares that may be issued to any individual participant during any three consecutive fiscal-year periods pursuant to option, or which are used as a basis of SARs, may not be amended at all without the approval of stockholders) or (iii) materially modify the requirements as to eligibility for participation in the Plan. In addition, no subplan which provides for the granting of Awards by a formula whose provisions fix the selection of Participants, the granting and timing of Awards and the terms and conditions of such Awards, shall be amended with respect to such provisions more frequently than once every six months (other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules thereunder). Further, the Plan may not be amended in a manner that would alter, impair, amend, modify, suspend or terminate any rights of a

Participant or obligation of the Company under any Awards theretofore granted, in any manner adverse to any such affected Participant, without the consent of such affected Participant.

   12. Termination of Employment. Except as otherwise set forth in an applicable Award Agreement or determined by the Committee, or as otherwise provided in paragraph (a) or (b) of this Section 12, if a Participant's employment or association with the Company terminates, all unexercised, deferred and unpaid Awards (or portions of Awards) shall be canceled immediately.

   (a) Retirement, Resignation or Other Termination. If a Participant's employment or association with the Company terminates by reason of the Participant's retirement or resignation, or for any other reason (other than the Participant's death or disability), the Committee may, under circumstances in which it deems an exception from the provisions of the first sentence of this Section 12 to be appropriate to carry out the objectives of the Plan and to be consistent with the best interests of the Company, permit Awards to continue in effect and be exercisable or payable beyond the date of such termination, up until the expiration date specified in the applicable Award Agreement and otherwise in accordance with the terms of the applicable Award Agreement, and may accelerate the exercisability or vesting of any Award, in either case, in whole or in part.

   (b)   Death or Disability.

                            (i) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period, not extending beyond the expiration date specified in the applicable Award Agreement (except as otherwise provided in such Award Agreement), within which to exercise any outstanding Award held by the Participant, as may be specified in the Award Agreement or as may otherwise be determined by the Committee. All rights in respect of any such outstanding Awards shall pass in the following order: (A) to beneficiaries so designated in writing by the Participant; or if none, then (B) to the legal representative of the Participant; or if none, then (C) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be exercised or paid at such times and in such manner as if the Participant were living, except as otherwise provided in the applicable Award Agreement or as determined by the Committee.

                           (ii) If a Participant ceases to be employed or associated with the Company because the Participant is deemed by the Company to be disabled, outstanding Awards held by the Participant may be paid to or exercised by the Participant, if legally competent, or by a committee or other legally designated guardian or representative if the Participant is legally incompetent, for a period, not extending beyond the expiration date specified in the applicable Award Agreement (except as otherwise provided in such Award Agreement), following the termination of his employment or association with the Company, as may be specified in the Award Agreement or as may otherwise be determined by the Committee.

                          (iii)   After the death or disability of a
         Participant, the Committee may at any time (A) terminate restrictions with respect to Awards held by the Participant, (B) accelerate the vesting or exercisability of any or all installments and rights of the Participant in respect of Awards held by the Participant and (C) instruct the Company to pay the total of any accelerated payments under the Awards in a lump sum to the Participant or to the Participant's estate, beneficiaries or representatives, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

                           (iv)   In the event of uncertainty as to the
         interpretation of, or controversies concerning, paragraph (b) of this
         Section 12, the Committee's determinations shall be binding and conclusive on all Participants and any parties validly claiming through them.

  13.      Nonassignability.

  (a) Except as provided for in paragraphs (a) and (b) of Section 12 hereof and paragraph (b) of this Section 13, no Award or any other benefit under the Plan, or any right with respect thereto, shall be assignable or transferable, or payable to or exercisable by, anyone other than the Participant to whom it is granted.

  (b) If a Participant's employment or association with the Company terminates in order for such Participant to assume a position with a governmental, charitable or educational agency or institution, and the Participant retains Awards pursuant to paragraph (a) of Section 12 hereof, the Committee, in its discretion and to the extent permitted by law, may authorize a third party (including, without limitation, the trustee of a "blind" trust), acceptable to the applicable authorities, the Participant and the Committee, to act on behalf of the Participant with respect to such Awards.

  14.      Adjustments.  In the event of any change in the outstanding
Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Committee shall adjust proportionally (a) the number of shares of Stock (i) reserved under the Plan, (ii) available for options or other Awards and available for issuance pursuant to options, or upon which SARs may be based, for individual Participants and (iii) covered by outstanding Awards denominated in Stock or units of Stock; (b) the prices related to outstanding Awards; and
(c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options or other awards, whether or not in a transaction to which Section 425(a) of the Code applies, by means of substitution of new stock options or Awards for previously issued options or awards or an assumption of previously issued stock options or awards.

  15. Notice. Any written notice to Sensormatic required by any of the provisions of the Plan shall be addressed to the Committee, c/o the Secretary of Sensormatic, and shall become effective when received by the Secretary.

  16. Unfunded Plan. Insofar as the Plan provides for Awards of cash or Stock, the Plan shall be unfunded unless and until the Board or the Committee otherwise determines. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. Unless the Board otherwise determines, (a) the Company shall not be required to segregate any assets that may at any time be represented by cash, Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Stock or rights thereto to be granted under the Plan; (b) any liability of the Company to any Participant with respect to a grant of cash, Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and an Award Agreement; (c) no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company; and (d) neither the Company, the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by or pursuant to the Plan.

  17. Payments to Trust. Notwithstanding the provisions of Section 16 hereof, the Board or the Committee may cause to be established one or more trust agreements pursuant to which the Committee may make payments of cash, or deposit shares of Stock, due or to become due under the Plan to Participants.

  18. No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer on any Participant any right to continued employment or association with the Company or in any way interfere with the Company's right to terminate the employment or association of any Participant at any time, with or without cause, and without liability therefor. Awards, payments and other benefits received by a Participant under the Plan shall not be deemed a part of the Participant's regular, recurring compensation for any purpose, including, without limitation, for the purposes of any termination indemnity or severance pay law of any jurisdiction.

  19. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by and construed under the laws of the State of Delaware.

  20. Effective and Termination Dates. The Plan, and any amendment hereof requiring stockholder approval, shall become effective as of the date of its adoption by the Board, subject to the subsequent approval of the stockholders of Sensormatic by the affirmative vote of a majority of the votes cast at a stockholders' meeting at which the approval of the Plan (or any such amendment) is considered, provided that the total vote cast represents over 50% of all shares entitled to vote on the proposal. The Plan shall terminate ten years after its initial effective date, subject to earlier termination by the Board pursuant to Section 11 hereof, except as to Awards then outstanding.

                     SENSORMATIC ELECTRONICS CORPORATION
P         PROXY - ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 11, 1994
R                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
O
X
Y       The undersigned, a stockholder of SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), does hereby appoint RONALD G. ASSAF, WALTER A. ENGDAHL and MIGUEL A. FLORES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to vote, as designated on the reverse side, all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 11, 1994, at 10 A.M., local time, and at any adjournment or adjournments thereof.


                                                                  SEE REVERSE
               (Continued and to be signed on the reverse side)      SIDE

    Please Mark
/X/ votes as in
    this example.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS                                 THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THE NOMINEES.                                        A VOTE "FOR" ITEM 2.
                                                                                                    FOR   AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS.                                         2. PROPOSAL TO ADOPT THE 1995     / /     / /     / /
                                                                     STOCK INCENTIVE PLAN.
Nominees: Jerome M. LeWine and Michael E. Pardue

                          WITHHELD
      FOR                   FROM
      BOTH    /  /          BOTH     /  /                         THE BOARD OF DIRECTORS RECOMMENDS
    NOMINEES              NOMINEES                                A VOTE "FOR" ITEM 3.

/  /  for, except vote withheld from      MARK HERE   /  /                                          FOR   AGAINST  ABSTAIN
      the following nominee:             FOR ADDRESS              3. PROPOSAL TO APPROVE AN         / /     / /     / /
                                         CHANGE AND                  AMENDMENT TO THE EMPLOYEE
    _________________________            NOTE BELOW                  STOCK PURCHASE PLAN.

                                                                  4. To vote with discretionary authority with respect to all other matters which may come before the meeting.

                                                                  The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either one of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.  Both of said premises or their substitutes who shall be present and act at the meeting, or if only one is present and acts, then that one, shall have and may exercise all of the powers hereby granted to such proxies.  The undersigned hereby acknowledges receipt of a copy of this Notice of Annual Meeting and Proxy Statement, both dated October 6, 1994 and a copy of the Annual Report for the fiscal year ended June
                                                                  30, 1994.

NOTE:  Your signature should appear as your name appears          Signature:                                   Date
hereon.  In signing as attorney, executor, administrator,                   -----------------------------------    ---------------
trustee, or guardian, please indicate the capacity in which       Signature:                                   Date
signing.  When signing as joint tenants, all parties in the                 -----------------------------------    ---------------
joint tenancy must sign.  When a proxy is given by a corporation, it should be signed by an authorized officer in the corporate seal affixed.  No postage is required if returned in the enclosed envelope and mailed in the United States.